Exhibit 99.1

AutoZone Authorizes Additional Stock Repurchase

     MEMPHIS, Tenn., March 17 /PRNewswire-FirstCall/ -- AutoZone, Inc. (NYSE: AZO), today announced its Board of Directors authorized the repurchase of an additional $600 million of the Company’s common stock in connection with its ongoing share repurchase program. Including the above amount, the share repurchase authorization now totals $3.9 billion.
     “AutoZone’s strong financial health has allowed us to repurchase stock at an accelerated rate while still maintaining strong credit ratios,” said Michael Archbold, Senior Vice President and Chief Financial Officer. “We will continue to opportunistically repurchase shares as long as it is accretive to earnings.”
      Additionally, Marsha J. Evans has announced her retirement from the Board of Directors due to the increasing time requirements of her current position as President and Chief Executive Officer of The American Red Cross. “We want to thank Marty Evans for her leadership and guidance on our Board of Directors over the past two years, most recently as a member of both our Compensation and Nominating and Corporate Governance Committees. We will miss her leadership and wish her well regarding her important work with The American Red Cross,” said Steve Odland, Chairman, President, and CEO.
      As of February 14, 2004, AutoZone sells auto and light truck parts, chemicals and accessories through 3,299 AutoZone stores in 48 states plus the District of Columbia in the U.S. and 55 AutoZone stores in Mexico and also sells the ALLDATA brand diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information and auto and light truck parts through www.autozone.com .
      Certain statements contained in this press release are forward-looking statements. These statements discuss, among other things, business strategies and future performance. These forward-looking statements are subject to risks, uncertainties and assumptions, including, without limitation, competition, product demand, the economy, inflation, gasoline prices, consumer debt levels, war and the prospect of war, including terrorist activity, and the availability of commercial transportation. Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of AutoZone’s Form 10-K for the fiscal year ended August 30, 2003, for more information related to those risks. AutoZone undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

SOURCE AutoZone, Inc.
      -0-                03/17/2004
      /CONTACT: Financial, Brian Campbell, +1-901-495-7005, or brian.campbell@autozone.com, or Media, Ray Pohlman, +1-901-495-7962, or ray.pohlman@autozone.com, both of AutoZone, Inc./
      /Web site: http://www.autozone.com /
(AZO)

CO: ST: IN: SU:	AutoZone, Inc. Tennessee AUT REA